Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin  53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

July 26, 2007

MIDWEST AIR GROUP REPORTS SECOND QUARTER RESULTS

Summary: Second Quarter 2007 vs. Second Quarter 2006

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Operating revenue increased 10.0% to $194.5 million

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Scheduled service revenue passenger miles increased 15.8% to 1.3 billion on a 13.1% increase in capacity, resulting in a 2.0 percentage point increase in load factor to 83.3%

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Net income decreased 44.6% to $4.9 million

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Diluted earnings per share were $0.19 vs. $0.39

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Revenue per available seat mile decreased 2.5% to 12.73¢

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Lower fuel prices favorably impacted operating results by $3.0 million, or $0.12 per share – diluted

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Adjustment to fair value of fixed fuel contracts unfavorably impacted operating results by $1.5 million, or $0.06 per share – diluted

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Defense costs were $2.9 million, or $0.11 per share – diluted, relating to AirTran Holdings’ unsolicited exchange offer

Milwaukee, Wisconsin, July 26, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported second quarter results for its Midwest Airlines and Midwest Connect operations. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and the 50-seat regional jet program with SkyWest Airlines, Inc. operate as Midwest Connect.

“While the pricing environment was challenging, demand for travel remained strong in the second quarter,” said Timothy E. Hoeksema, chairman and chief executive officer. He noted that the company reported all-time record traffic and load factors for the quarter and first half.

Comparing second quarter 2007 to second quarter 2006, operating revenue increased 10.0% to $194.5 million. Operating income decreased to $2.6 million from $7.5 million, while net income declined to $4.9 million from $8.8 million. Diluted earnings per share were $0.19, compared with $0.39 in the same quarter a year earlier.

The revenue increase reflects a 15.8% increase in passenger traffic, due to strong customer demand in response to competitive pricing, as well as ongoing schedule and service enhancements. This was partially offset by a 5.3% decrease in revenue yield, the result of industrywide pricing weakness and a 2.0% increase in passenger trip length. Total operating

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expenses increased 13.4%, driven by a 13.1% increase in capacity and increased flight operations, which led to increases in fuel expense; salary, wages and benefits; station rental, landing and other fees; aircraft maintenance; and commissions. Regional carrier expenses were $4.2 million for the new regional jet program launched in April, not including the cost of services provided by Midwest. Fuel expense increased $5.8 million, or 9.5% – including $8.8 million of unfavorable consumption impact (calculated by applying 2006 prices to the actual change in gallons consumed in 2007 relative to 2006) as a result of a 10.1% increase in block hours.

The company ended the quarter with $187.0 million in cash, of which $148.4 million was unrestricted. Total cash was up from $157.7 million at December 31, 2006; unrestricted cash was up from $118.1 million in the same period largely due to a decrease in the cash holdback percentage by a credit card processor. Capital spending – net of credits used to fund such spending – resulted in a cash outlay of $3.8 million for the quarter and consisted primarily of costs related to the Boeing 717 fleet and Midwest Connect ground equipment.

In the first six months of 2007, operating revenue increased 10.0% to $360.3 million. Operating income improved to $9.3 million from a $1.7 million loss in 2006, while net income improved to $12.9 million from $0.1 million in the first six months last year. Diluted earnings per share rose to $0.50 from $0.01.

Midwest continues to post sizeable gains in market share in its Milwaukee and Kansas City hubs. In May 2007:

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Midwest Airlines and Midwest Connect carried 56.2% of all passengers departing from Milwaukee, up from 51.1% the same month a year earlier. In May 2007, the airlines transported 178,527 Milwaukee passengers, up 16.8% from 152,823 passengers in May 2006.

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In Kansas City, Midwest Airlines market share rose to 12.4% for May from 10.6% in the same month a year earlier. In May 2007, Midwest Airlines carried a total of 65,900 Kansas City passengers, up 27.4% from 51,745 passengers in May 2006.

Midwest Airlines

At Midwest Airlines, passenger revenue per scheduled service available seat mile decreased 3.2% to 10.30¢ in second quarter 2007 compared with the same quarter a year earlier. Load factor increased 2.2 percentage points to 84.3% due to a 12.9% increase in passenger traffic on a 9.9% increase in scheduled service capacity. Revenue yield decreased 5.8%, due in part to a 4.7% increase in passenger trip length.

Into-plane fuel prices decreased 4.3% in second quarter 2007, averaging $2.15 per gallon versus $2.25 per gallon in second quarter 2006, resulting in a $2.5 million favorable price impact. Fuel consumption increases resulted in a $6.0 million unfavorable impact in the quarter, primarily as a result of the increase in operations.

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In the second quarter, cost per available seat mile (unit costs) at Midwest Airlines increased $0.0002 to $0.1153, or 0.2%, compared with second quarter 2006. Excluding fuel, cost per available seat mile increased $0.0015 to $0.0741, or 2.0%. Excluding fuel and the fair value loss for fixed fuel contracts, cost per available seat mile increased by $0.0003 to $0.0730, or 0.5%. Defense costs relating to AirTran Holdings’ unsolicited exchange offer represented an adverse impact on cost per available seat mile of $0.0021.

Note: Cost per available seat mile excluding fuel expense is an industry measurement that provides management and investors the ability to track changes in cost absent fuel-related expenses.

Midwest Connect

At Midwest Connect, passenger revenue per scheduled service available seat mile decreased 17.6% to 22.06¢ in the second quarter. Passenger traffic increased 58.8% on a 53.7% increase in capacity, with a 2.3 percentage point improvement in load factor to 73.9% as a result of the new 50-seat regional jet program. Revenue yield decreased 20.2%, due in part to a 13.9% increase in passenger trip length. Cost per available seat mile decreased $0.0488 to $0.2472, or 16.5% (excluding fuel, decreased $0.0384 to $0.1828, or 17.3%), compared with second quarter 2006. Excluding fuel, the decrease was primarily driven by the additional capacity provided by the new regional jet program. Into-plane fuel prices decreased 5.4% in second quarter 2007, averaging $2.18 per gallon versus $2.31 per gallon in second quarter 2006. Fuel consumption increases resulted in a $2.9 million unfavorable impact quarter over quarter.

Highlights and Outlook

In the second quarter of 2007:

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Midwest Airlines announced it will form a strategic partnership with Northwest Airlines that will greatly expand the networks of both carriers by adding 250 city pairs and more than 1,000 new flight options for customers. The codeshare, which is expected to begin in third quarter 2007, is an expansion of a reciprocal frequent flyer relationship between the airlines.

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Midwest Airlines announced the next phase of its strategic plan, offering customers the choice of Signature and Saver seating on all flights. The dual-seating option, representing an innovative approach for configuring single-class aircraft for domestic travel, is expected to be available this fall on flights on scheduled service MD-80 aircraft and in mid-2008 on the airline’s Boeing 717 fleet. The move is expected to significantly boost revenue and reduce unit costs.

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Midwest Airlines launched 50-seat regional jet service under an agreement with SkyWest Airlines. The program allows Midwest to cost-effectively add new destinations, increase frequency on existing routes and upgrade regional routes to all-jet service.

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Midwest Airlines expanded its codeshare agreement with Air Midwest to include six additional cities. Passengers can now connect in Kansas City to and from Columbia/Jefferson City, Joplin, and Kirksville, Mo. and Grand Island, McCook and Omaha, Neb.

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Midwest Airlines’ popular frequent flyer program – Midwest Miles – earned the Freddie Award for Best Customer Service at the 19th Annual Freddie Awards – the second consecutive year the airline has won the coveted award. In addition to its first place win, Midwest Airlines also placed in the top four in five other categories: Best Award, Best Award Redemption, Best Member Communications, Best Web Site and Program of the Year.

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Readers of Travel+Leisure magazine recognized Midwest Airlines as “Top Domestic Airline for Service” in its 2007 World’s Best Awards readers’ choice survey. The magazine’s subscribers have named Midwest the top service provider three of the four years this award has been given.

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Midwest Air Group shareholders elected John M. Albertine, Jeffrey H. Erickson and Charles F. Kalmbach to three-year terms on the company’s nine-member board of directors.

The second quarter also saw the implementation of a number of service expansions that are part of Midwest’s 2007 strategic plan, which includes new destinations and new routes, and increased frequency and equipment upgrades in existing markets. Recently launched and already announced 2007 schedule enhancements include:

April:

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Milwaukee-Columbus. Equipment upgrade to 50-seat regional jets.

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Milwaukee-Flint. Increased frequency, equipment upgrade to 32-seat regional jets.

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Kansas City-Seattle/Tacoma. New destination.

May:

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Milwaukee-Dayton. Increased frequency, equipment upgrade to 32-seat regional jets.

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Milwaukee-Duluth/Superior. Increased frequency.

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Milwaukee-Louisville. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Pittsburgh. Equipment upgrade to 50-seat regional jets.

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Milwaukee-San Francisco. Expanded seasonal service through October 31, 2007.

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Milwaukee-Tampa. Increased frequency.

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Kansas City-Boston. Increased frequency.

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Kansas City-Columbus. New route.

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Kansas City-Ft. Myers. Now year-round service.

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Kansas City-Los Angeles. Increased frequency.

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Kansas City-Orlando. Increased frequency.

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Kansas City-San Diego. Increased frequency.

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Omaha-Los Angeles. New route.

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Expansion of existing codeshare with Air Midwest, Inc. to include six additional cities.

June:

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Milwaukee-Baltimore. Equipment upgrade to 50-seat regional jets.

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Milwaukee-Des Moines. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Marquette. Increased frequency seasonally.

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Milwaukee-Raleigh/Durham. New destination.

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Milwaukee-Seattle/Tacoma. New route.

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Milwaukee-Wausau/Stevens Point. Equipment upgrade to 32-seat regional jets.

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Kansas City-San Francisco. Increased frequency through November 16, 2007.

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July:

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Milwaukee-Flint. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Green Bay. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Hartford. Increased frequency, equipment upgrade to 50-seat regional jets.

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Milwaukee-Los Angeles. Increased frequency seasonally through September 30, 2007.

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Kansas City-Colorado Springs. New destination.

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Kansas City-Madison. New route.

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Kansas City-Pittsburgh. Increased frequency.

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Kansas City-San Antonio. Increased frequency.

August:

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Milwaukee-Appleton. Schedule enhancement.

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Milwaukee-Minneapolis/St. Paul. Increased frequency.

September:

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Milwaukee-Charlotte. New destination.

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Milwaukee-Nashville. Increased frequency.

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Kansas City-Austin. New destination.

October:

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Milwaukee-Las Vegas. Increased frequency.

In the third quarter of 2007:

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On July 10, Travel+Leisure named Midwest Airlines “Best Domestic Airline” in its 2007 World’s Best Awards readers’ choice survey. The magazine’s subscribers have selected the world’s best services and places annually since 1996; Midwest has won the title eight of the 12 years it has been awarded.

“Going forward, we are continuing to roll out our wide-ranging 2007 strategic plan, which includes aggressive route expansion, frequency increases and equipment upgrades,” concluded Hoeksema. The plan is expected to enhance the value of the company for shareholders by significantly improving profitability as a result of offering customers more choice, more value and more ways to easily reach their favorite cities.

Conference Call With Analysts and Investors

Management of Midwest Air Group will discuss the company’s financial results in a conference call with industry analysts and institutional investors at 2 p.m. Eastern time today. The discussion will be available simultaneously in a listen-only mode and for the following 30 days at http://phx.corporate-ir.net/phoenix.zhtml?c=88626&p=irol-irhome.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and

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discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 53 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “planned,” “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues:
Passenger service	$173,796	$158,457	$318,598	$289,744
Cargo	2,336	2,025	5,452	3,958
Other	18,389	16,389	36,247	33,918
Total operating revenues	194,521	176,871	360,297	327,620

Operating expenses:
Salaries, wages and benefits	42,915	41,781	87,944	80,771
Aircraft fuel and oil	66,359	60,599	124,891	113,424
Adjustment to fair value of fixed fuel contracts	1,523	-	(18,383)	-
Commissions	5,359	4,836	9,853	8,832
Dining services	2,633	2,235	5,069	4,281
Station rental, landing and other fees	13,712	12,616	28,796	26,559
Aircraft maintenance, materials and repairs	15,114	12,014	30,303	24,725
Depreciation and amortization	3,801	3,732	7,555	7,568
Aircraft rentals	15,820	15,833	29,673	31,201
Regional carrier	4,153	-	4,153	-
Other	20,561	15,687	41,186	32,002
Total operating expenses	191,950	169,333	351,040	329,363
Operating income/(loss)	2,571	7,538	9,257	(1,743)

Other Income/(expense):
Interest income	2,599	2,088	4,835	3,536
Interest expense	(297)	(823)	(1,226)	(1,673)
Total other income/(expense)	2,302	1,265	3,609	1,863

Income before income tax	4,873	8,803	12,866	120
Income tax	-	-	-	-

Net income	$4,873	$8,803	$12,866	$120

Income per common share – basic:	$0.20	$0.49	$0.54	$0.01
Income per common share – diluted:	$0.19	$0.39	$0.50	$0.01

See notes to unaudited condensed consolidated financial statements

MIDWEST AIR GROUP, INC.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	1,263,872	1,091,136	2,297,778	2,035,427
Scheduled Service Available Seat Miles (000s)	1,517,436	1,341,943	2,920,981	2,661,810
Total Available Seat Miles (000s)	1,528,170	1,355,156	2,944,390	2,703,490
Load Factor (%)	83.3%	81.3%	78.7%	76.5%
Revenue Yield	$0.1375	$0.1452	$0.1387	$0.1424
Passenger Revenue per Schd. Svc. ASM	$0.1145	$0.1181	$0.1091	$0.1089
Total Revenue per Total ASM	$0.1273	$0.1305	$0.1224	$0.1212
Total Cost per Total ASM	$0.1256	$0.1250	$0.1192	$0.1218
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0822	$0.0802	$0.0768	$0.0799
Total Cost per Total ASM (ex-fuel cost, ex-FMV) (1)	$0.0812	$0.0802	$0.0831	$0.0799
Number of Flights	29,217	28,091	56,273	55,174
Into-plane Fuel Cost per Gallon	$2.15	$2.25	$2.12	$2.14
Full-time Equivalent Employees at End of Period	3,144	2,984	3,144	2,984
Aircraft in Service at End of Period	62	56	62	56

Midwest Airlines Operations
Origin & Destination Passengers	1,045,492	969,396	1,940,717	1,797,070
Scheduled Service Revenue Passenger Miles (000s)	1,153,510	1,021,628	2,129,815	1,907,663
Scheduled Service Available Seat Miles (000s)	1,368,121	1,244,802	2,681,618	2,470,779
Total Available Seat Miles (000s)	1,378,855	1,258,015	2,705,027	2,512,092
Load Factor (%)	84.3%	82.1%	79.4%	77.2%
Revenue Yield	$0.1221	$0.1297	$0.1239	$0.1266
Passenger Revenue per Schd. Svc. ASM	$0.1030	$0.1064	$0.0984	$0.0978
Total Revenue per Total ASM	$0.1178	$0.1208	$0.1136	$0.1120
Total Cost per Total ASM	$0.1153	$0.1151	$0.1081	$0.1116
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0741	$0.0727	$0.0678	$0.0719
Total Cost per Total ASM (ex-fuel cost, ex-FMV) (1)	$0.0730	$0.0727	$0.0746	$0.0719
Average Passenger Trip Length (miles)	1,103	1,054	1,097	1,062
Number of Flights	14,017	13,662	28,121	26,626
Into-plane Fuel Cost per Gallon	$2.15	$2.25	$2.11	$2.13
Full-time Equivalent Employees at End of Period	2,180	2,006	2,180	2,006
Aircraft in Service at End of Period	37	36	37	36

Midwest Connect Operations
Origin & Destination Passengers	300,681	215,626	490,755	406,857
Scheduled Service Revenue Passenger Miles (000s)	110,362	69,508	167,963	127,764
Scheduled Service Available Seat Miles (000s)	149,316	97,141	239,363	191,031
Total Available Seat Miles (000s)	149,316	97,141	239,363	191,398
Load Factor (%)	73.9%	71.6%	70.2%	66.9%
Revenue Yield	$0.2984	$0.3740	$0.3257	$0.3771
Passenger Revenue per Schd. Svc. ASM	$0.2206	$0.2676	$0.2285	$0.2522
Total Revenue per Total ASM	$0.2416	$0.2989	$0.2552	$0.2834
Total Cost per Total ASM	$0.2472	$0.2960	$0.2783	$0.2975
Total Cost per Total ASM (ex-fuel cost) (1)	$0.1828	$0.2212	$0.2116	$0.2264
Average Passenger Trip Length (miles)	367	322	342	314
Number of Flights	15,200	14,429	28,152	28,548
Into-plane Fuel Cost per Gallon	$2.18	$2.31	$2.15	$2.18
Full-time Equivalent Employees at End of Period	964	978	964	978
Aircraft in Service at End of Period	25	20	25	20

(1) Non-GAAP measurement. See non-GAAP disclosures.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles ("ASMs"), Total Cost per Total ASM, Total
Cost per ASM (ex-fuel cost), Total Cost per ASM (ex fuel cost, ex-FMV), Into-plane Fuel Cost, Number of Employees and Aircraft in

Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics.

Numbers in this table may not be recalculated due to rounding.

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES

Pursuant to Item 10 of Regulation S-K, the Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to the Company's most directly comparable financial measures reported on a GAAP basis. The non-GAAP financial measures provide the Company the ability to measure and monitor its performance both with and without the cost of aircraft fuel or fair market value of fixed fuel contracts ("FMV"). Because the cost and availability of aircraft fuel are subject to many economic and political factors beyond the Company's control, it is the Company's view that the measurement and monitoring of performance without the volatility of fuel is important.

The following table reconciles operating expenses excluding fuel and operating expenses per ASM excluding fuel as well as FMV.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	%	2007	2006	%
Midwest Air Group
Total GAAP operating expenses ($000)	$ 191,950	$ 169,333	13.4%	$ 351,040	$ 329,363	6.6%
ASMs (000)	1,528,170	1,355,156	12.8%	2,944,390	2,703,490	8.9%
CASM	$ 0.1256	$ 0.1250	0.5%	$ 0.1192	$ 0.1218	(2.1%)

Total GAAP operating expenses ($000)	$ 191,950	$ 169,333	13.4%	$ 351,040	$ 329,363	6.6%
Less: aircraft fuel ($000)	(66,359)	(60,599)	9.5%	(124,891)	(113,424)	10.1%
Operating expenses excluding fuel ($000)	$ 125,591	$ 108,734	15.5%	$ 226,149	$ 215,939	4.7%
Less: FMV ($000)	(1,523)	-	NA	18,383	-	NA
Operating expenses excluding fuel and FMV ($000)	$ 124,068	$ 108,734	14.1%	$ 244,532	$ 215,939	13.2%
ASMs (000)	1,528,170	1,355,156	12.8%	2,944,390	2,703,490	8.9%
CASM excluding fuel	$ 0.0822	$ 0.0802	2.4%	$ 0.0768	$ 0.0799	(3.8%)
CASM excluding fuel and FMV	$ 0.0812	$ 0.0802	1.2%	$ 0.0831	$ 0.0799	4.0%

Midwest Airlines Operations
Total GAAP operating expenses ($000)	$ 158,963	$ 144,737	9.8%	$ 292,417	$ 280,474	4.3%
ASMs (000)	1,378,855	1,258,015	9.6%	2,705,027	2,512,092	7.7%
CASM	$ 0.1153	$ 0.1151	0.2%	$ 0.1081	$ 0.1116	(3.2%)

Total GAAP operating expenses ($000)	$ 158,963	$ 144,737	9.8%	$ 292,417	$ 280,474	4.3%
Less: aircraft fuel ($000)	(56,747)	(53,332)	6.4%	(108,925)	(99,811)	9.1%
Operating expenses excluding fuel ($000)	$ 102,216	$ 91,405	11.8%	$ 183,492	$ 180,663	1.6%
Less: FMV ($000)	(1,523)	-	NA	18,383	-	NA
Operating expenses excluding fuel and FMV ($000)	$ 100,693	$ 91,405	10.2%	$ 201,875	$ 180,663	11.7%
ASMs (000)	1,378,855	1,258,015	9.6%	2,705,027	2,512,092	7.7%
CASM excluding fuel	$ 0.0741	$ 0.0727	2.0%	$ 0.0678	$ 0.0719	(5.7%)
CASM excluding fuel and FMV	$ 0.0730	$ 0.0727	0.5%	$ 0.0746	$ 0.0719	3.8%

Midwest Connect Operations
Total GAAP operating expenses ($000)	$ 36,907	$ 28,750	28.4%	$ 66,621	$ 56,950	17.0%
ASMs (000)	149,316	97,141	53.7%	239,363	191,398	25.1%
CASM	$ 0.2472	$ 0.2960	(16.5%)	$ 0.2783	$ 0.2975	(6.5%)

Total GAAP operating expenses ($000)	$ 36,907	$ 28,750	28.4%	$ 66,621	$ 56,950	17.0%
Less: aircraft fuel ($000)	(9,612)	(7,267)	32.3%	(15,966)	(13,613)	17.3%
Operating expenses excluding fuel ($000)	$ 27,295	$ 21,483	27.1%	$ 50,655	$ 43,337	16.9%
ASMs (000)	149,316	97,141	53.7%	239,363	191,398	25.1%
CASM excluding fuel	$ 0.1828	$ 0.2212	(17.3%)	$ 0.2116	$ 0.2264	(6.5%)

Note:  Numbers in this table may not be recalculated due to rounding and intercompany eliminations.